Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2017 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 3, 2017 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended March 31, 2017
Net income per diluted share(1)	$0.77
Operating income(2) per diluted share(1)	$0.67
Net realized investment gains per share(1)	$0.10
GAAP combined ratio	96.5%
Book value per share	$37.90
Return on equity(3)	8.4%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses, of $19.9 million ($0.77 per diluted share) for the three-month period ended March 31, 2017 (the "first quarter"), compared to consolidated net income of $22.4 million ($0.88 per diluted share) for the same period in 2016. The Company reported consolidated operating income(2) of $0.67 per diluted share for the first quarter, compared to consolidated operating income of $0.83 per diluted share for the same period in 2016.

"Our focus continues to be on profitable growth, underwriting fundamentals and enhancing the use of analytics," stated Randy A. Ramlo, President and Chief Executive Officer. "Consolidated net premiums earned and total revenues increased 5.2 percent and 6.5 percent, respectively, in the three-month period ended March 31, 2017 as compared to the same periods of 2016, slowing moderately compared to the last few years as we predicted. This growth is in-line with our expectation of 4.0 percent to 6.0 percent growth for full year 2017."

"As we discussed during the fourth quarter 2016, we have put many initiatives in place to improve our underwriting performance, particularly in our commercial automobile and commercial property lines of business," continued Ramlo. "Similar to the last half of 2016, our first quarter 2017 results were impacted by a deterioration in our core loss ratio compared to the same period in 2016, primarily from our commercial and personal automobile lines of business. The initiatives that have been put in place to improve the profitability in these lines of business include pricing increases, stricter underwriting guidelines, new analytical tools and more rigorous loss control requirements. Our expectation is that these efforts will take a few quarters before we see a positive impact in our financial results."

_____________________
(1) Per share amounts are after tax.
(2) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"Also impacting our first quarter 2017 results, was an increase in catastrophe losses," stated Ramlo. "In the first quarter, catastrophe losses were above our 10-year historical average catastrophe load for first quarters, primarily due to hail storms in the southern United States in the month of March. In the first quarter of 2017, catastrophe losses added 4.1 percentage points to the GAAP combined ratio compared to our 10-year historical average of 2.6 percentage points for first quarter."

The Company recognized consolidated net realized investment gains of $4.0 million during the first quarter, compared to consolidated net realized investment gains of $2.1 million for the same period in 2016.

Consolidated net investment income was $25.0 million for the first quarter, an increase of 12.6 percent, as compared to net investment income of $22.2 million for the same period in 2016. The increase in net investment income for the quarter was primarily driven by the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Consolidated net unrealized investment gains, net of tax, totaled $141.4 million as of March 31, 2017, an increase of $7.5 million or 5.6 percent from December 31, 2016. The increase in net unrealized investment gains is the result of the increase in the fair value of our fixed maturity security and equity security portfolios.

Total consolidated assets as of March 31, 2017 were $4.1 billion, which included $3.3 billion of invested assets. The Company's book value per share was $37.90, which is an increase of $0.86 per share or 2.3 percent from December 31, 2016 and is primarily attributed to net income of $19.9 million and an increase in net unrealized investment gains of $7.5 million, net of tax, during the first three months of 2017, partially offset by shareholder dividends of $6.4 million.

The annualized return on equity was 8.4 percent for the three-month period ended March 31, 2017.

P&C Segment

Net income for the property and casualty insurance segment totaled $18.6 million ($0.72 per diluted share) for the first quarter, compared to net income of $22.0 million ($0.86 per diluted share) in the same period in 2016.

Net premiums earned increased 7.4 percent to $236.4 million in the first quarter, compared to $220.2 million in the same period of 2016. The increase in the three-month period ended March 31, 2017 was due to continued organic growth from new business writings and geographical expansion.

Overall average renewal pricing changes for commercial lines was nearly flat, with pricing varying depending on the region and size of the account. Filed commercial auto and commercial property rate increases continue to be in the mid to upper single digits with negative rate changes for our other casualty lines and workers' compensation line of business. Personal lines renewal pricing was slightly higher than the past few quarters.
Reserve development

The property and casualty insurance segment experienced favorable development in our net reserves for prior accident years of $24.9 million, compared to $23.9 million in the same period in 2016. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2017, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio increased by 4.2 percentage points to 96.5 percent for the first quarter, compared to 92.3 percent for the same period in 2016. The increase in the combined ratio is primarily driven by two items, a deterioration in our core loss ratio added 3.6 points to the combined ratio and an increase in catastrophe losses accounted for 2.1 percentage points of the increase in the GAAP combined ratio, both partially offset by a 1.5 percentage point decrease in our expense ratio. The deterioration in our core loss ratio was primarily driven by an increase in losses in our commercial and personal automobile lines of business. Catastrophe losses totaled $9.7 million ($0.24 per diluted share) for the first quarter, compared to $4.3 million ($0.11 per diluted share) for the same period in 2016. The increase in catastrophe losses is primarily due to hail storms in the southern United States in the month of March.

Expense Levels

The expense ratio for the first quarter was 30.3 percentage points, compared to 31.8 percentage points for the first quarter of 2016 primarily due to a decrease in our post-retirement benefit expenses.

"Our expense ratio continues to meet our expectations," commented Ramlo. "We have maintained an expense ratio of 30.3 percentage points or lower for the last four quarters."

Life Segment

The life insurance segment had net income of $1.4 million ($0.05 per diluted share) for the first quarter, compared to $0.4 million ($0.02 per diluted share) for the first quarter of 2016.

"The increase in net income in the life segment during the first quarter was primarily from the sale of a previously impaired fixed maturity security which resulted in an after-tax net realized gain of $0.8 million," stated Ramlo. "During the first quarter, we began to execute our strategy to improve profitability in our life segment by implementing pricing changes and restructuring our commission structure. As expected, these changes resulted in a decrease in sales of our single premium whole life products. Also negatively impacting the life segment during the first quarter was an increase in death benefits from our traditional life business."

Net premiums earned decreased 17.3 percent to $17.4 million for the first quarter, compared to $21.1 million for the first quarter of 2016. The decrease was primarily due to a decline in sales of single premium whole life policies.

Net investment income decreased 3.1 percent to $12.5 million for the first quarter, compared to $12.9 million for the first quarter of 2016. The decrease is due to declining reinvestment interest rates and a decrease in the size of the investment portfolio.

Losses and loss settlement expenses increased $2.1 million for the three-month period ended March 31, 2017, compared to the same period in 2016. The increase in the three-month period ended March 31, 2017 was due to an increase in death benefits paid.

The increase in liability for future policy benefits decreased by $4.0 million during the three-month period ended March 31, 2017, compared to the same period in 2016, due to a decrease in sales of single premium whole life policies.

Deferred annuity deposits decreased 24.4 percent for the three-month period ended March 31, 2017, compared to the same period of 2016. We continue to execute our strategy to maintain profitability rather than market share, as spreads continued to increase in 2017 as compared to the same period of 2016. Net cash outflow related to our annuity business was $19.5 million for the first quarter compared to a net cash outflow of $19.7 million in the same period in 2016.

Capital Management

During the first quarter, we declared and paid a $0.25 per share cash dividend to shareholders of record on March 1, 2017. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. As of the date of this release, we are authorized by the Board of Directors to purchase an additional 2,803,490 shares of common stock under our share repurchase program, which expires in August 2018. During the first quarter, 134,981 shares were repurchased under the program at a total cost of $5.7 million and an average share price of $42.59.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 3, 2017 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter 2017 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 17, 2017. The replay access information is toll-free 1-877-344-7529; conference ID no. 10104831.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs170503. The archived audio webcast will be available until May 17, 2017.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,400 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on February 28, 2017. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the

SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Operating income: Operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %
Income Statement Data
Net income	$19,936	$22,427	(11.1)%
Less: after-tax net realized investment gains	2,570	1,336	92.4%
Operating income	$17,366	$21,091	(17.7)%
Diluted Earnings Per Share Data
Net income	$0.77	$0.88	(12.5)%
Less: after-tax net realized investment gains	0.10	0.05	100.0%
Operating income	$0.67	$0.83	(19.3)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2017	2016	Change %
Premiums:
Net premiums earned	$253,872	$241,298	5.2%
Less: change in unearned premiums	(23,232)	(21,001)	(10.6)%
Less: change in prepaid reinsurance premiums	59	321	(81.6)%
Net premiums written	$277,045	$261,978	5.8%

Supplemental Tables

Financial Highlights
	Three Months Ended March 31,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %
Revenue Highlights
Net premiums earned	$253,872	$241,298	5.2%
Net investment income	25,035	22,224	12.6%
Total revenues	283,059	265,685	6.5%
Income Statement Data
Net income	19,936	22,427	(11.1)%
After-tax net realized investment gains	2,570	1,336	92.4%
Operating income(1)	$17,366	$21,091	(17.7)%
Diluted Earnings Per Share Data
Net income	$0.77	$0.88	(12.5)%
After-tax net realized investment gains	0.10	0.05	100.0%
Operating income(1)	$0.67	$0.83	(19.3)%

Catastrophe Data
Pre-tax catastrophe losses	$9,725	$4,342	124.0%
Effect on after-tax earnings per share	0.24	0.11	118.2%
Effect on combined ratio	4.1%	2.0%	105.0%

Favorable reserve development experienced on prior accident years	$24,946	$23,902	4.4%

Combined ratio	96.5%	92.3%	4.6%
Return on equity	8.4%	9.9%	(15.5)%
Cash dividends declared per share	$0.25	$0.22	13.6%
Diluted weighted average shares outstanding	25,854,181	25,596,437	1.0%
(1) Operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.

Consolidated Income Statement
	Three Months Ended March 31,
(In Thousands)	2017	2016
Revenues
Net premiums written(1)	$277,045	$261,978
Net premiums earned	$253,872	$241,298
Investment income, net of investment expenses	25,035	22,224
Net realized investment gains	3,954	2,055
Other income	198	108
Total Revenues	$283,059	$265,685

Benefits, Losses and Expenses
Losses and loss settlement expenses	$167,623	$142,128
Increase in liability for future policy benefits	8,579	12,552
Amortization of deferred policy acquisition costs	52,134	50,231
Other underwriting expenses	24,890	26,753
Interest on policyholders’ accounts	4,744	5,247
Total Benefits, Losses and Expenses	$257,970	$236,911

Income before income taxes	25,089	28,774
Federal income tax expense	5,153	6,347
Net income	$19,936	$22,427
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.

Consolidated Balance Sheet
	March 31, 2017	December 31, 2016
(In Thousands)
Total invested assets:
Property and casualty segment	$1,819,221	$1,771,783
Life insurance segment	1,486,235	1,493,877
Total cash and investments	3,399,112	3,376,513
Total assets	4,096,985	4,054,738
Future policy benefits and losses, claims and loss settlement expenses	$2,483,685	$2,474,399
Total liabilities	3,136,600	3,112,874
Net unrealized investment gains, after-tax	$141,407	$133,892
Total stockholders’ equity	960,385	941,884

Property & Casualty Insurance Financial Results
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2017	2016
Revenues
Net premiums earned	$236,444	$220,225
Investment income, net of investment expenses	12,585	9,372
Net realized investment gains	2,249	1,737
Total Revenues	$251,278	$231,334

Benefits, Losses and Expenses
Losses and loss settlement expenses	$156,552	$133,137
Amortization of deferred policy acquisition costs	50,461	48,413
Other underwriting expenses	21,259	21,619
Total Benefits, Losses and Expenses	$228,272	$203,169

Income before income taxes	$23,006	$28,165
Federal income tax expense	4,422	6,145
Net income	$18,584	$22,020

GAAP combined ratio:
Net loss ratio - excluding catastrophes	62.1%	58.5%
Catastrophes - effect on net loss ratio	4.1	2.0
Net loss ratio	66.2%	60.5%
Expense ratio	30.3	31.8
Combined ratio	96.5%	92.3%

Life Insurance Financial Results
	Three Months Ended March 31,
(In Thousands)	2017	2016
Revenues
Net premiums earned	$17,428	$21,073
Investment income, net of investment expenses	12,450	12,852
Net realized investment gains	1,705	318
Other income	198	108
Total Revenues	$31,781	$34,351

Benefits, Losses and Expenses
Losses and loss settlement expenses	$11,071	$8,991
Increase in liability for future policy benefits	8,579	12,552
Amortization of deferred policy acquisition costs	1,673	1,818
Other underwriting expenses	3,631	5,134
Interest on policyholders’ accounts	4,744	5,247
Total Benefits, Losses and Expenses	$29,698	$33,742

Income before income taxes	$2,083	$609
Federal income tax expense	731	202
Net income	$1,352	$407

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2017	2016
(In Thousands)
Net Premiums Written(1)
Property & casualty insurance segment:
Commercial lines:
Other liability(2)	$82,307	$76,200
Fire and allied lines(3)	58,557	56,806
Automobile	66,664	53,882
Workers’ compensation	28,214	29,741
Fidelity and surety	6,041	5,469
Miscellaneous	445	457
Total commercial lines	$242,228	$222,555

Personal lines:
Fire and allied lines(4)	$9,463	$9,558
Automobile	6,841	6,399
Miscellaneous	284	276
Total personal lines	$16,588	$16,233
Reinsurance assumed	800	2,121
Total property & casualty insurance segment	259,616	240,909
Total life insurance segment	17,429	21,069
Total	$277,045	$261,978
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended March 31,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,080	$12,050	16.3%	$69,334	$33,361	48.1%
Fire and allied lines	55,519	46,558	83.9	52,040	33,979	65.3
Automobile	57,721	61,407	106.4	49,451	42,219	85.4
Workers' compensation	24,483	16,629	67.9	24,583	11,644	47.4
Fidelity and surety	5,897	316	5.4	5,194	(53)	(1.0)
Miscellaneous	378	47	12.4	389	205	52.7
Total commercial lines	$218,078	$137,007	62.8%	$200,991	$121,355	60.4%

Personal lines
Fire and allied lines	$10,788	$6,645	61.6%	$10,718	$6,305	58.8%
Automobile	6,479	6,518	100.6	6,084	4,209	69.2
Miscellaneous	279	(87)	(31.2)	261	183	70.1
Total personal lines	$17,546	$13,076	74.5%	$17,063	$10,697	62.7%
Reinsurance assumed	$820	$6,469	NM	$2,171	$1,085	50.0%
Total	$236,444	$156,552	66.2%	$220,225	$133,137	60.5%
NM = Not Meaningful